Exhibit 99.1

HERCULES REVISES 2004 RESULTS
TO RFLECT SUBSEQUENT EVENTS

WILMINGTON, DE, MARCH 3, 2005 . . . Hercules Incorporated (NYSE: HPC) announced today that it has revised its previously reported results of operations for the fourth quarter and full year 2004 to reflect events occurring subsequent to the release of its earnings report on February 10, 2005.  The Company has revised its previously reported fourth quarter and full year 2004 earnings to reflect increased net income of approximately $7 million, or $0.07 per diluted share.  Reported net income for the fourth quarter and year ending December 31, 2004, revised to reflect subsequent events, is $48 million or $0.44 per diluted share and $27 million or $0.25 per diluted share, respectively.

On February 14, 2005, the Company received an Internal Revenue Service Revenue Agent Report (“RAR”) for the tax years 1999 through 2001.  The RAR identified proposed adjustments to the Company’s previously filed U.S. Federal tax returns for these years.  Following the receipt of the RAR, the Company prepared a detailed reconciliation and analysis of the proposed tax adjustments.  Based on this analysis, which was completed March 2, 2005, the Company has recognized a net tax benefit of approximately $14 million, primarily reflecting the ability to utilize additional capital losses for which a full valuation allowance had been established in prior years.

In addition, on February 25, 2005, the Company reached a settlement in principle with the plaintiffs in the federal consolidated class action litigation captioned Thomas & Thomas Rodmakers v. Newport Adhesives and Composites (Case No. CV-99-07796-GHK (CTx), U.S. District Court, Central District of California) under which the Company has agreed to pay $11.25 million (approximately $7 million after tax).  That lawsuit alleges antitrust violations by suppliers of carbon fiber and carbon fiber prepreg.  The settlement is subject to court approval.  The Company denies any liability to plaintiffs, but entered into the settlement to avoid the risk, uncertainties and costs inherent in litigation.  The settlement will not affect the pendency of the various other related lawsuits which are described in the Company’s previously filed Forms 10-K and 10-Q.

The Company’s former Composite Products Division, which manufactured and sold carbon fiber and carbon fiber prepreg, was sold to Hexcel Corporation in 1996.  In December 2004, the Company filed a lawsuit against Hexcel Corporation captioned Hercules Incorporated v. Hexcel Corporation (Index No. 04/604098, Supreme Court of the State of New York, County of New York) seeking indemnification with respect to the Thomas & Thomas Rodmakers lawsuit, as well as with respect to other related lawsuits.  The lawsuit against Hexcel Corporation is based on the terms of the purchase and sale agreement by which the Company sold its Composite Products Division to Hexcel Corporation.  In response, Hexcel Corporation has denied liability and has filed a counter-claim also seeking indemnification.  That lawsuit is entering the early stages of discovery.

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Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets.  For more information, visit the Hercules website at www.herc.com.

This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management’s current analysis and expectations, based on what management believes to be reasonable assumptions.  Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: changes resulting from ongoing reviews of tax liabilities, whether the court approves the settlement of the Thomas & Thomas Rodmakers lawsuit, and the outcome of the other related lawsuits.  Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements.  As appropriate, additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission.  This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Media Contact:	John S. Riley	(302) 594-6025
Investor Contact:	Stuart L. Fornoff	(302) 594-7151